PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(3)
(TO PROSPECTUS DATED NOVEMBER 13, 2007)	Registration No. 333-146235

NPS PHARMACEUTICALS, INC.

SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE 5.75% CONVERTIBLE NOTES DUE 2014

This prospectus supplement no. 1 supplements and amends the prospectus dated November 13, 2007 (as so supplemented and amended, the “prospectus”), relating to the resale from time to time by certain selling stockholders of shares of our common stock issuable upon conversion of the 5.75% convertible notes due 2014.

This prospectus supplement should be read in conjunction with and accompanied by the prospectus and is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The information appearing in the table below, which is based on information provided by or on behalf of the named selling stockholders, supplements and amends the information in the table appearing under the heading “Selling Stockholders” in the prospectus.  The shares of common stock being offered by the selling stockholders are issuable upon conversion of the notes.  We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.  Except for the ownership of these notes and the shares of common stock set forth in the fourth column below, the selling stockholders have not had any material relationship with us within the past three years.  Mr. Jacob Gottlieb is the Managing Member of JG Asset, LLC which is the General Partner to Visium Asset Management, LP.  Visium Asset Management, LP is the investment manager to the selling stockholders and has voting and dispositive power with respect to the shares of the selling stockholders that are being registered under this prospectus.  Mr. Gottlieb disclaims any beneficial ownership of any such shares.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders.  The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the notes, as of March 26, 2009, assuming conversion of all notes held by the selling stockholders on that date, without regard to any limitations on conversions.

The third column lists the shares of common stock being offered by this prospectus by each selling stockholder.

Because the conversion price of the notes may be adjusted, the number of shares that will actually be issued and offered by this prospectus may be more or less than the number of shares stated in this prospectus.  The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the notes, a selling stockholder may not convert the notes to the extent such conversion would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed a certain percentage of our then outstanding shares of common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of the notes which have not been converted.  The number of shares in the second and third columns do not reflect this limitation.  The selling stockholders may sell all, some or none of their shares in this offering.

Name of Selling Stockholder	Number of Shares Owned Prior to Offering(1)	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Number of Shares Owned After Offering
Visium Balanced Master Fund, Ltd.	11,259,640	6,893,788	4,365,852

Visium Long Bias Fund, LP	511,953	511,953	0

Visium Long Bias Offshore Fund, Ltd.	1,256,154	1,256,154	0

Atlas Master Fund, Ltd.	529,282	529,282	0

(1) The Visium Balanced Master Fund, Ltd. acquired its shares of common stock and notes as part of an internal restructuring from Visium Balanced Fund, LP, Visium Balanced Offshore Fund, Ltd., Visium Long Bias Fund, LP and Visium Long Bias Offshore Fund, Ltd.  The number of shares set forth in this column reflect ownership amounts as of March 26, 2009.

Investing in the notes and the underlying shares of common stock involves significant risk.  See “Risk Factors” beginning on page 2 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 3, 2009.